UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2016

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31293 (Commission File Number)	77-0487526 (I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor
Redwood City, California 94065
(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR        240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On September 30, 2016, Equinix Japan K.K. (“EJKK”), a direct subsidiary of Equinix, Inc. (“Equinix”), as borrower, entered into a Term Loan Agreement (the “Term Loan Agreement”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), as arranger and agent, and the lenders party thereto (including BTMU) (the “Lenders”). Pursuant to the Term Loan Agreement, the Lenders have committed to provide a term loan facility (the “Term Loan”) in the amount of up to JPY 47.5 billion (or approximately USD 468.6 million at prevailing exchange rates in effect on September 30, 2016). EJKK expects to borrow the full amount of the Term Loan on or before October 31, 2016. Proceeds of the Term Loan shall, subject to customary conditions precedent, be available to repay the bridge loan borrowed by QAON G.K., an indirect subsidiary of Equinix (“QAON”), pursuant to the Term Loan Agreement dated September 30, 2015 among QAON, EJKK, Equinix (Japan) Enterprises K.K. and EJAE2 G.K., as borrowers, BTMU, as arranger, and BTMU, as lender, as amended, which bridge loan was used by QAON to (i) acquire all of the outstanding shares of Bit-isle, Inc. (“Bit-isle”) in December 2015, and (ii) repay Bit-isle debt existing at the time of the acquisition. In addition, Equinix and certain of its direct and indirect subsidiaries are each required to guaranty the obligations of the borrower under Term Loan Agreement. The Term Loan Agreement contains customary covenants and events of default, including financial covenants that require EJKK, beginning with the fiscal year ending December 31, 2017, to (i) maintain a minimum consolidated fixed charge coverage ratio and consolidated tangible net worth and a maximum consolidated net lease adjusted ratio and (ii) not have consolidated net income from operations that is less than zero in any two consecutive full fiscal years.
EJKK is required to repay the principal of the Term Loan in quarterly installments of JPY 625.0 million (or approximately USD 6.2 million at prevailing exchange rates in effect on September 30, 2016), with the balance of the outstanding principal of the Term Loan to be repaid on the maturity date, which is October 29, 2021. Borrowings under the Term Loan will bear interest at the Tokyo Interbank Offered Rate for Japanese Yen, plus a margin of initially 1.50% per annum, which margin decreases to 1.25% per annum if Equinix receives an investment grade rating from one of the major U.S. rating agencies.
The foregoing description of the Term Loan Agreement is only a summary and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Term Loan disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: October 3, 2016	EQUINIX, INC. By: __/s/ Keith D. Taylor__________________ Keith D. Taylor Chief Financial Officer